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                                                                    EXHIBIT 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           SPSS INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIO)

                                                           YEAR ENDED DECEMBER 31,
                                              -------------------------------------------------
                                                2001       2002      2003      2004      2005
                                              --------   --------   -------   -------   -------
RATIO OF EARNINGS TO FIXED CHARGES:
Earnings:
  Income (loss) before income taxes and
     minority interest......................  $(34,933)  $(16,379)  $10,461   $ 8,056   $27,172
Add:
  Fixed charges.............................     4,129      5,212     5,400     5,567     5,029
                                              --------   --------   -------   -------   -------
Total earnings (loss) as defined............  $(30,804)  $(11,167)  $15,861   $13,623   $32,201
                                              ========   ========   =======   =======   =======
Fixed charges:
  Interest expense..........................  $  1,102   $    938   $   933   $   767   $   829
  Rental expense interest factor(a).........     3,027      4,274     4,467     4,800     4,200
                                              --------   --------   -------   -------   -------
Total fixed charges.........................  $  4,129   $  5,212   $ 5,400   $ 5,567   $ 5,029
                                              ========   ========   =======   =======   =======
Deficiency of earnings available to cover
  fixed charges.............................  $(34,933)  $(16,379)       (c)       (c)       (c)
                                              ========   ========   =======   =======   =======
Ratio of earnings to fixed charges..........        (b)        (b)    2.94x     2.45x     6.40x
                                              ========   ========   =======   =======   =======

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(a)  The interest portion of rental expense represents one-third of rents, which is deemed representative of the interest portion of rental expense.

(b) Because of the deficiency of earnings available to cover fixed charges, the ratio information is not applicable.

(c)  Not applicable as earnings were sufficient to cover fixed charges.